Exhibit 10.6

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made and entered into by and between Joseph J. Kadow (“Consultant”) and Bloomin’ Brands, Inc. (“Company”). Consultant and Company (collectively the “Parties”) agree as follows:
1)SERVICES.

(a)The Company hereby engages the Consultant, and the Consultant hereby accept such engagement, as an independent contractor to provide strategy, crisis management and government relations advice on an as needed basis to the Company’s Chief Executive Officer on the terms and conditions set forth in this Agreement (the “Services”); provided however, bona fide services to be performed hereunder shall not at any time exceed an average level of bona fide services of twenty percent (20%) of the average level of bona fide services performed by the Consultant over the immediately preceding thirty-six (36) month period.

(b)The Company shall not control the manner or means by which the Consultant performs the Services, including but not limited to the time and place the Consultant performs the Services.

(c)The Consultant shall furnish, at the Consultant’s own expense, the equipment, supplies, and other materials used to perform the Services.

2)TERM. The term of this Agreement shall commence on June 1, 2020, and shall continue for twelve (12) months, terminating on May 31, 2021 (the “Term”), unless earlier terminated in accordance with Section 8 .

3)FEES AND EXPENSES.

a)As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay the Consultant a fixed fee of $30,000 per month (the “Fees”), payable in advance on the 1st day of each month during the Term. The Consultant acknowledges that the Consultant will receive an IRS Form 1099-MISC from the Company, and that the Consultant shall be solely responsible for all federal, state, and local taxes.

b)The Company shall reimburse the Consultant for any travel or other costs or expenses incurred by the Consultant in connection with the performance of the Services, provided costs or expenses are incurred in accordance with the Company’s Supplier Travel and Expense Policy and approved in advance by the Company’s Chief Executive Officer.

4)RELATIONSHIP OF THE PARTIES.

a)The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between the Consultant and the Company for any purpose. The Consultant has no authority (and shall not hold himself out as having authority) to bind the Company and the Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

b)The Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on the Consultant’s behalf. The Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by the Consultant in connection with the performance of the Services shall be the Consultant’s employees or contractors and the Consultant shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5)CONFIDENTIALITY.

a)The Consultant acknowledges that the Consultant will have access to information that is treated as confidential and proprietary by the Company including without limitation trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that the Consultant develops in connection with the Services, including but not limited to any work product of the Consultant, shall be subject to the terms and conditions of this clause. The Consultant agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. The Consultant shall notify the Company immediately in the event the Consultant becomes aware of any loss or disclosure of any Confidential Information.

b)	Confidential Information shall not include information that:
i)is or becomes generally available to the public other than through the Consultant’s breach of this Agreement; or
ii)is communicated to the Consultant by a third party that had no confidentiality obligations with respect to such information.

c)Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant agrees to provide written notice of any such order to the Company’s Chief Executive Officer within 48 hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6)REPRESENTATIONS AND WARRANTIES.

a)The Consultant represents and warrants to the Company that:
i)the Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all the Consultant’s obligations in this Agreement; and
ii)the Consultant’s entering into this Agreement with the Company and the Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which the Consultant is subject.

b)The Company hereby represents and warrants to the Consultant that:
i)it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and
ii)the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7)INDEMNIFICATION.

a)The Consultant shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from the Consultant’s breach of any representation, warranty, or obligation under this Agreement.

b)The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to the Consultant.

8)TERMINATION.

a)By the Consultant. The Consultant may terminate this Agreement:
i)for any reason or no reason upon fifteen (15) calendar days’ written notice to the Company; and
ii)effective immediately upon written notice to the Company, if the Company breaches this Agreement and such breach is incapable of cure, or with respect to a breach capable of cure, the Company does not cure such breach within ten (10) business days after receipt of written notice of such breach.

b)By the Company. The Company may terminate this Agreement:
i)for any reason or no reason upon fifteen (15) calendar days’ written notice to the Consultant; and
ii)effective immediately upon written notice to the Consultant, if the Consultant breaches this Agreement and such breach is incapable of cure, or with respect to a breach capable of cure, the Consultant does not cure such breach within ten (10) business days after receipt of written notice of such breach.

c)Payment Due on Termination. Upon termination of this Agreement:
i)in the event of a termination pursuant to 8(a)(i) or 8(b)(ii), the Company shall pay the Consultant on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination; and
ii)in the event of termination pursuant to 8(a)(ii) or 8(b)(i), the Company shall pay the Consultant a lump sum payment equal to any Fees which would have been payable for Services from the date of such termination through May 31, 2021.

d)Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, the Consultant shall within Five (5) business days after such expiration or termination:
i)deliver to the Company any and all hardware, software, tools, equipment, or other materials provided for the Consultant’s use by the Company;
ii)deliver to the Company all tangible documents and materials (and any copies)

containing, reflecting, incorporating, or based on the Confidential Information;
iii)permanently and securely erase all the Confidential Information from the Consultant’s computer systems; and
iv)certify in writing to the Company that the Consultant has complied with the requirements of this clause.

e)The terms and conditions of Section 4, Section 5, Section 6, Section 7, Section 8, Section 9, Section 10, Section 11, Section 12 and Section 13 shall survive the expiration or termination of this Agreement until December 31, 2021.

9)OTHER BUSINESS ACTIVITIES. The Consultant may be engaged or employed in any other business, trade, profession, or other activity which does not place the Consultant in a conflict of interest with the Company; provided, that, during the Term and until December 31, 2021, regardless of any termination pursuant to Section 8 hereof or any voluntary termination or resignation by the Consultant, the Consultant shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any of the following companies (or their subsidiaries or affiliates): Darden Restaurants, Inc., Brinker International, Inc., Texas Roadhouse, Inc., The Cheesecake Factory Incorporated, BJ’s Restaurants, Inc., Dine Brands Global, Inc., Ruth’s Hospitality Group, Inc., Landry’s, Inc or Red Lobster, Inc. (the “Restricted Companies).Notwithstanding the foregoing, it shall not be a violation of this Section 9 for the Consultant to own a three percent (3%) or smaller interest in any of the Restricted Companies.

10)NON-SOLICITATION. During the Term and until December 31, 2021, except as is the result of a broad solicitation that is not targeting employees of the Company or any of its franchisees or affiliates, the Consultant shall not offer employment to, or hire, any employee of the Company or any of its franchisees or affiliates, or otherwise directly or indirectly solicit or induce any employee of the Company or any of its franchisees or affiliates to terminate his or her employment with the Company or any of its franchisees or affiliates; nor shall the Consultant assist any person or entity in soliciting or otherwise inducing any employee of the Company or any of its franchisees or affiliates to terminate his or her employment with the Company or any of its franchisees or affiliates.

11)ASSIGNMENT. The Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

12)GOVERNING LAW, JURISDICTION, AND VENUE. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. The Consultant hereby consents to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida and, if applicable, the federal and state courts in any jurisdiction where the Consultant is employed or resides; the Consultant hereby agrees that any action brought by the Consultant, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for

Hillsborough County, Florida.

13)MISCELLANEOUS.

a)All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at such addresses as may be designated by the Parties from time to time in accordance with this Section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

b)This Agreement, together with any other documents incorporated therein or herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

c)This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

d)If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

e)This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

Executed this	20th	day of May 2020.

/s/ Joseph J. Kadow
JOSEPH J. KADOW, CONSULTANT

Executed this	20th	day of May 2020.

COMPANY

By:	/s/ David Deno
DAVID DENO, CHIEF EXECUTIVE OFFICER

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